Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG SECOND QUARTER RESULTS

- Net Revenue Grew 2.8%, Net Loss Improved 56.6%, and Adjusted EBITDA Increased 19.7%

- Ferry Boat Christened at Rising Star Casino Resort;
Anticipate Commencing Ferry Service This Quarter

- Silver Slipper Casino & Hotel Preparing for Launch of Sports Betting Within the Next Few Weeks

- Development Agreement for Expansion of Bronco Billy's Casino & Hotel Approved;
Currently Finalizing Construction Contracts for Phase One of the Expansion

- Submitted Letter of Intent to Participate in New Mexico Racing Commission's Competitive Process
for State's Sixth Racing License

Las Vegas – August 9, 2018 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ending June 30, 2018.

On a consolidated basis, net revenues in the second quarter of 2018 increased 2.8% to $41.2 million from $40.1 million in the prior-year period. Net loss for the second quarter of 2018 was $0.7 million, or a loss of $0.02 per diluted common share. For the second quarter of 2017, net loss was $1.5 million, or a loss of $0.07 per diluted common share. Adjusted EBITDA(a) in the 2018 second quarter grew by 19.7% to $4.4 million from $3.7 million in the second quarter of 2017.

"We are proud of our second quarter, which showed strong growth over the prior-year period," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "A year ago, we laid the foundation for new and exciting growth at several of our casinos. At Grand Lodge, it involved the transformation of the casino into a fresh and modern destination. At Stockman's, we created new ways to beckon customers to our front door through a new digital marquee, improved parking and landscaping, the demolition of an administrative building that blocked views of our casino from the street, and an impressive new porte cochere. At Silver Slipper, we embraced our unique position along a beautiful white sand beach and created the Silver Slipper Beach Club, as well as the new Oyster Bar on the casino floor. And at Rising Star, we are now in our first full season of the RV Park, one of the finest RV parks in the area, surrounded by a wealth of amenities. We are proud of the renewed energy at our properties and believe those investments will continue to benefit our operating results, as they did this quarter."

Continued Mr. Lee, "We are now on the verge of another moment in our Company's growth. We are nearing completion of the access roads for our ferry boat service to prosperous Boone County, Kentucky, directly across the river from our Rising Star Casino Resort. That ferry boat -- christened the M.S. Lucky Lady -- is weeks away from welcoming its first guests. Those guests will arrive to a warmer and more welcoming entry pavilion and hotel lobby, renovated over the past few months."

"At the Silver Slipper, we are diligently preparing a portion of the casino floor for sports betting. Following the United States Supreme Court ruling modifying federal restrictions, Mississippi approved sports betting at casinos throughout the state. When our sports betting area opens, the Silver Slipper will be the closest place for residents of New Orleans and the North Shore of Lake Pontchartrain to legally wager on sports."

"We also continue to make significant progress on our longer-term growth plans. In June, our Bronco Billy's expansion project in Cripple Creek, Colorado received final approvals from the Cripple Creek City Council, including approval of a development agreement for the project. Currently, we are negotiating construction contracts for Phase One, which will include construction of a parking garage connected to the Bronco Billy's casino. We anticipate that construction of Phase Two, including a new four-star hotel, spa, and convention and entertainment space, will begin once we complete Phase One's parking garage, as much of today's surface parking lots will be utilized in the expanded Bronco Billy's facility. We continue to expect completion of the entire project in 2020."

"As part of the land acquisitions for the larger Bronco Billy's project, we also entered into an agreement to lease or purchase the closed Imperial Casino, on the corner of Third Street and Bennett Avenue, near but not adjoining Bronco Billy's. We plan to re-open that casino in the fourth quarter of 2018, offering approximately 150 to 200 slot machines and other amenities."

Second Quarter 2018 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel were $17.5 million in the second quarter of 2018, a 6.4% increase from $16.4 million in the prior-year quarter. Adjusted Property EBITDA grew 9.5% to $3.2 million in the second quarter of 2018 from $2.9 million in the prior-year period. Silver Slipper benefited in the quarter from new marketing initiatives, as well as a full quarter of two new amenities, the Silver Slipper Beach Club and the Oyster Bar, which opened in mid-2017. The Company is currently preparing a sports betting area on a portion of the casino floor, as the State of Mississippi recently legalized sports betting at casinos throughout the state. We expect to open this sports betting area in the coming weeks in partnership with William Hill Sports Book, which specializes in race and sports betting.

•
At Rising Star Casino Resort, net revenues of $12.5 million for the second quarter of 2018 compare to $12.6 million in the prior-year period. Adjusted Property EBITDA improved to $0.8 million from $0.6 million in the second quarter of 2017. In July 2018, the Company completed improvements to the hotel and its entry pavilion. We also recently christened the new ferry boat, which will provide service for up to ten vehicles per trip, with an estimated four round trips per hour, between Boone County, Kentucky, and Rising Sun. We expect to begin ferry service in the next few weeks, after completion of new access roads to the ferry landing sites. For a video of the ferry boat and pictures of our property improvements, please visit our investor relations website.

•
At Bronco Billy's Casino and Hotel, net revenues were $6.8 million for both the second quarter of 2018 and 2017. Adjusted Property EBITDA was $1.3 million and $1.5 million for the second quarter of 2018 and 2017, respectively. Operating results were affected by wildfires in Colorado, as well as an increase in the state's minimum wage and slot hold that was below the prior-year period. As previously noted, the Company continues to develop its plans for a significant expansion at Bronco Billy's, including a new luxury hotel tower, spa, parking garage, convention and entertainment center, and high-end restaurant. This expansion will integrate seamlessly with the existing casino. We also intend to renovate a significant portion of the casino as part of the project. In June 2018, the Company received final approvals from the Cripple Creek City Council, including approval of a development agreement related to the expansion. The Company expects to begin Phase One of the project in the coming months, with completion of the re-branding and re-opening of the Imperial Casino in the fourth quarter of 2018, and completion of the parking garage in the first half of 2019. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $4.4 million and $4.3 million for the second quarter of 2018 and 2017, respectively. Adjusted Property EBITDA for the Northern Nevada segment improved significantly to $0.5 million from $(0.1) million for the same periods, respectively. Last year's results reflect disruption from significant construction work related to the casino renovation at Grand Lodge. Additionally, Stockman's Casino benefited during the 2018 period from an increase in activity at the nearby Naval Air Station, known for its "Top Gun" school, as well as recently-completed exterior improvements and improved parking access. Our investor relations website shows before and after pictures of these improvements.

•
The New Mexico Racing Commission recently announced a competitive process regarding the issuance of the state's sixth racing license. In accordance with that process, the Company submitted a letter to the Commission indicating its intent to participate in this process. We intend to submit our full development application by the deadline set by the Commission of August 17, and expect the Commission to select its preferred proposal by the end of 2018. As part of this growth initiative, we also recently entered into option agreements for a potential site in New Mexico.

•
We have also been analyzing the Washington State market, where small tables-only casinos are permitted in conjunction with a restaurant and bar. We’ve identified the Tri-Cities area (Kennewick, Pasco and Richland, in southeastern Washington) as an underserved area and are evaluating the purchase or lease of one of several viable sites.

•
In April 2018, to reduce our exposure to increases in interest rates, the Company purchased an interest rate cap for $50 million of notional amount related to its new senior secured notes. The interest rate cap includes a three-month LIBOR strike rate of 3.00% and terminates on March 31, 2021.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of June 30, 2018, the Company had $22.7 million in cash and $99.5 million in outstanding senior secured notes.

Conference Call Information
The Company will host a conference call for investors today, August 9, 2018, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2018 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 220-8474 or, for international callers, (323) 794-2591.

A replay of the conference call will be available shortly after the conclusion of the call through August 23, 2018. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 8850662.

(a) Reconciliation of Non-GAAP Financial Measure
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing our senior secured notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606")
In accordance with GAAP, on January 1, 2018, the Company adopted the new revenue recognition accounting standard under the "modified retrospective" approach, which impacts the comparability of certain items between the 2018 and 2017 periods. The accounting changes have little effect on net revenues, Adjusted EBITDA, operating income, or net income. However, those changes substantially affect the characterization of revenue items leading to net revenues, as well as the treatment of certain departmental expenses. In accordance with the "modified retrospective" approach, figures for the 2018 periods are presented under the new standard, while figures for the 2017 periods are presented without adjustment. As a result, comparisons of departmental items in our financial statements between periods in 2018 and 2017, such as "casino revenues" and "casino expenses," are not meaningful, as much of the change is caused by the new accounting standard. To facilitate comparisons with the 2017 periods, we have provided a supplemental table showing affected items without the adoption of the new revenue recognition standard.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Casino (1)	$28,632	$35,787	$55,602	$71,693
Food and beverage (1)	8,783	8,100	16,722	15,999
Hotel (1)	2,582	2,237	4,865	4,315
Other operations	1,230	1,243	1,969	2,017
Gross revenues	41,227	47,367	79,158	94,024
Less promotional allowances (1)	—	(7,246)	—	(14,283)
Net revenues	41,227	40,121	79,158	79,741
Operating costs and expenses
Casino (1)	11,282	18,874	22,366	37,454
Food and beverage (1)	9,757	3,160	18,883	6,132
Hotel (1)	2,652	276	5,139	478
Other operations (1)	834	571	1,348	851
Selling, general and administrative (1)	12,462	13,728	24,424	26,812
Project development and acquisition costs	130	53	167	185
Depreciation and amortization	2,038	2,138	4,206	4,235
Loss (gain) on disposal of assets, net	69	(14)	79	(1)
	39,224	38,786	76,612	76,146
Operating income	2,003	1,335	2,546	3,595
Other (expense) income, net
Interest expense, net of capitalized interest	(2,466)	(2,705)	(5,006)	(5,384)
Loss on extinguishment of debt	—	—	(2,673)	—
Adjustment to fair value of warrants	(80)	30	423	30
	(2,546)	(2,675)	(7,256)	(5,354)
Income (loss) before income taxes	(543)	(1,340)	(4,710)	(1,759)
Provision for income taxes	118	184	237	368
Net income (loss)	$(661)	$(1,524)	$(4,947)	$(2,127)
Basic income (loss) per share	$(0.02)	$(0.07)	$(0.20)	$(0.09)
Diluted income (loss) per share	$(0.02)	$(0.07)	$(0.21)	$(0.09)
Basic weighted average number of common shares outstanding	26,922	22,876	25,077	22,871
Diluted weighted average number of common shares outstanding	26,922	22,876	25,576	22,871

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method, which impacts the comparability of these line items. See the following page of this release for further details.

Full House Resorts, Inc.
Supplemental Information
Second Quarter 2018 Impact of Adoption of New Revenue Recognition Standard
(In Thousands, Unaudited)

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$28,632	$36,713	$(8,081)	$35,787
Food and beverage (1)(2)	8,783	8,704	79	8,100
Hotel (1)(2)	2,582	2,376	206	2,237
Promotional allowances (1)(2)	—	(7,733)	7,733	(7,246)

Costs and expenses
Casino (1)(3)	11,282	18,675	(7,393)	18,874
Food and beverage (3)	9,757	3,124	6,633	3,160
Hotel (3)	2,652	389	2,263	276
Other operations (3)	834	505	329	571
Selling, general and administrative (3)	12,462	14,352	(1,890)	13,728
Operating income	2,003	2,008	(5)	1,335
Loss before income taxes	(543)	(538)	(5)	(1,340)
Net loss	(661)	(656)	(5)	(1,524)

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$55,602	$71,226	$(15,624)	$71,693
Food and beverage (1)(2)	16,722	16,584	138	15,999
Hotel (1)(2)	4,865	4,459	406	4,315
Promotional allowances (1)(2)	—	(14,653)	14,653	(14,283)

Costs and expenses
Casino (1)(3)	22,366	36,945	(14,579)	37,454
Food and beverage (3)	18,883	6,190	12,693	6,132
Hotel (3)	5,139	618	4,521	478
Other operations (3)	1,348	827	521	851
Selling, general and administrative (3)	24,424	27,982	(3,558)	26,812
Operating income	2,546	2,571	(25)	3,595
Loss before income taxes	(4,710)	(4,685)	(25)	(1,759)
Net loss	(4,947)	(4,922)	(25)	(2,127)

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. ASC 606 changed the accounting for loyalty points earned by and communicated to customers through the loyalty program. Previously, the estimated liability for unredeemed points was accrued based on the estimated value of the service or merchandise to be provided, adjusted for the fact that many of such points are never redeemed (i.e. the estimated "breakage") and, in some cases, price adjustments provided to customers redeeming points. The accrual for the liability was created with an offset to the casino department. When the points were redeemed, the accrual was reduced and the casino department was offset by a like amount. The department providing the goods or service also recorded the revenues, which were then offset by "promotional allowances."

Under ASC 606, the reserve amount is based on the retail value of the goods and services that might be received through redemption of the points, adjusted for breakage and other factors, and the Company establishes the relevant reserve through a reduction in casino revenues. When the points are redeemed, the reserve is reduced and the relevant department is credited with the retail value of the goods or services provided. It is not added back to casino revenues and no promotional allowance is created.

(2)
ASC 606 also changed the accounting for revenues. The Company historically reported revenue for goods and services provided free to gaming customers as gross revenue for the relevant department. Such amounts were then aggregated as "promotional allowances," a contra-revenue account that was then subtracted to arrive at net revenues. Under ASC 606, the Company now records the value of such complimentaries as a reduction to gaming revenues, rather than an offset against total gross revenues.

(3)
The cost of providing complimentaries is no longer reclassified from the department that provides the complimentaries to the casino department. The expenses of each department remain in that department.

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Revenues
Silver Slipper Casino and Hotel	$17,492	$16,437	$34,001	$33,095
Rising Star Casino Resort	12,528	12,595	23,755	24,800
Bronco Billy's Casino and Hotel	6,795	6,773	13,037	12,635
Northern Nevada Casinos	4,412	4,316	8,365	9,211
	$41,227	$40,121	$79,158	$79,741

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,183	$2,907	$6,066	$5,959
Rising Star Casino Resort	776	637	1,269	1,956
Bronco Billy's Casino and Hotel	1,256	1,477	1,961	2,323
Northern Nevada Casinos	473	(53)	460	499
Adjusted Property EBITDA	5,688	4,968	9,756	10,737
Corporate	(1,273)	(1,280)	(2,351)	(2,454)
Adjusted EBITDA	$4,415	$3,688	$7,405	$8,283

Depreciation and amortization	(2,038)	(2,138)	(4,206)	(4,235)
Project development and acquisition costs	(130)	(53)	(167)	(185)
(Loss) gain on asset disposals, net	(69)	14	(79)	1
Share-based compensation	(175)	(176)	(407)	(269)
Operating income	2,003	1,335	2,546	3,595
Other (expense) income
Interest expense	(2,466)	(2,705)	(5,006)	(5,384)
Loss on extinguishment of debt	—	—	(2,673)	—
Adjustment to fair value of warrants	(80)	30	423	30
	(2,546)	(2,675)	(7,256)	(5,354)
Loss before income taxes	(543)	(1,340)	(4,710)	(1,759)
Provision for income taxes	(118)	(184)	(237)	(368)
Net loss	$(661)	$(1,524)	$(4,947)	$(2,127)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; our beliefs regarding the impact of our recent renovations and improvements on our results of operations; our expectations regarding our new ferry boat service, including timing for completion and commencement of service; our ability to make significant progress on our longer-term growth plans; our expectations regarding our Bronco Billy's expansion project, including timing for completion of the entire project and for commencement and completion of the project phases; our plans regarding the Imperial Casino, including timing for its re-opening; our expectations regarding opening a sports betting area in the coming weeks; our intent to compete for a racetrack casino license in New Mexico and our expectations regarding our related preferred proposal, including timing for its selection by the New Mexico Racing Commission. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the Company’s success in obtaining the state of New Mexico's sixth racing license; the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion), the potential increase in Full House's indebtedness due to the expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com